John V. Murphy                                  OppenheimerFunds Logo
--------------                                  ---------------------
President &                                     498 Seventh Avenue, 10th Floor
Chief Executive Officer                               New York, NY 10018
July 14, 2003                                         1.800.708.7780
                                                 www.oppenheimerfunds.com

Dear Oppenheimer Select Managers Gartmore Millennium Growth Fund II
Shareholder,

One of the things we are proud of at OppenheimerFunds,  Inc. is our commitment to our Fund  shareholders.  I am  writing to you today to let you know about a positive  change  that has  been  proposed  for  Oppenheimer  Select  Managers
Gartmore Millennium Growth Fund II.

After  careful  consideration,  the Board of Trustees has  determined  that it would be in the best interest of shareholders  of Oppenheimer  Select Managers
Gartmore  Millennium  Growth Fund II ("GMG Fund") to  reorganize  into another
Oppenheimer  fund,  Oppenheimer  MidCap Fund  ("MidCap  Fund").  A shareholder meeting has been scheduled in August,  and all GMG Fund shareholders of record as of June 18, 2003 are being  asked to vote either in person or by proxy,  on the proposed  reorganization.  You will find a notice of the meeting, a ballot card, a proxy statement  detailing the proposal,  a MidCap Fund prospectus and a postage-paid return envelope enclosed for your use.

Why does the Board of Trustees recommend this change?
-----------------------------------------------------

      GMG Fund and MidCap Fund have similar  investment  objectives.  GMG Fund
seeks   long-term   capital   appreciation   and  MidCap  Fund  seeks  capital
appreciation.  In seeking  their  investment  objectives,  GMG Fund and MidCap
Fund  utilize a similar  investing  strategy.  GMG Fund  invests  primarily in securities of growth  companies that are creating  fundamental  changes in the economy and MidCap Fund looks for,  among other  characteristics,  established growth  companies  that are  well-positioned  to take  advantage of product or technology advances in their industry or related growth sector.

Among other factors,  the GMG Fund Board  considered that the expense ratio of
MidCap Fund has been lower than the expense  ratio of GMG fund.  Although past performance  is not  predictive of future  results,  shareholders  of GMG Fund would  have an  opportunity  to  become  shareholders  of a fund with a better long-term performance history.

How do you vote?
----------------

No matter  how large or small  your  investment,  your vote is  important,  so please review the proxy statement  carefully.  To cast your vote, simply mark, sign and date the  enclosed  proxy  ballot and  return it in the  postage-paid envelope today.  Remember,  it can be costly for the Fund--and  ultimately for you as a  shareholder--to  remail ballots if not enough responses are received to conduct the meeting.

If you have any  questions  about the  proposal,  please  feel free to contact
your  financial  advisor  or  call  us  at   1.800.708.7780.   As  always,  we
appreciate  your  confidence in  OppenheimerFunds  and look forward to serving you for many years to come.

                                          Sincerely,

                                        /s/John V. Murphy
                                        --------------------------------
                                          John V. Murphy

Enclosures